Exhibit 10.35

AMENDMENT TO AMENDED AND RESTATED

EXECUTIVE CHANGE OF CONTROL AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL AGREEMENT, dated December 23, 2008, is by and between CIRCOR, INC., a Massachusetts corporation (the “Company”), and Andrew William Higgins (the “Executive”).

WHEREAS, the Company and the Executive entered into an amended and restated executive change in control agreement made as of May 6, 2008 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1. Section 3(b)(i)(B) of the Agreement is hereby amended by deleting the second sentence of such subsection in its entirety and replacing it with the following:

“To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’); (2) cash payments subject to Section 409A of the Code; (3) equity-based payments; and (4) non-cash form of benefits. To the extent any payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order.”

2. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CIRCOR, INC.

By:	/s/ Frederic M. Burditt
Name:	Frederic M. Burditt
Title:	VP, Treasurer

/s/ Andrew William Higgins
Andrew William Higgins